Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-268565) and Form S-3 (File Nos. 333-278728 and 333-281867) of Jushi Holdings Inc. and its subsidiaries (the “Company”) of our report dated March 6, 2025, relating to the Company’s consolidated financial statements, which report appears in the Annual Report on Form 10-K of the Company as of and for the year ended December 31, 2024.

/s/ Macias Gini & O’Connell LLP

Irvine, California
March 6, 2025